Exhibit 5.1

Office: +852 2801 6066

Mobile: +852 9718 8740

Email: rthorp@tta.lawyer

Garden Stage Limited

PO Box 472

Harbour Place, 2nd Floor,

103 South Church Street,

George Town

Grand Cayman KY1-1106

Cayman Islands

9 August 2024

Dear Sirs

Garden Stage Limited

We have acted as Cayman Islands legal advisers to Garden Stage Limited (the "Company") in connection with Company’s registration statement on Form F-1 (the "Additional Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission") under the Securities Act of 1933, as amended (the "Securities Act”) on 9 August 2024, which is related to, and incorporates by reference, the Company’s registration statement on Form F-1 (File No. 333-273053), initially filed on 30 June 2023 (including all amendments or supplements thereto and its exhibits, the "Registration Statement"), related to the offering of its ordinary shares, par value of US$0.0001 per share (the "Shares") and the sale by certain shareholders of the Company of 1,750,000 Ordinary Shares (the "Sale Shares").

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

We are furnishing this opinion letter as Exhibits 5.1 and 23.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Certificate of Good Standing, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

We also assume that no invitation has been or will be made by or on behalf of the Company to the public in Cayman Islands to subscribe for any of the Ordinary Shares, including the Sale Shares and there is nothing under any law (other than the laws of Cayman Islands) would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	based solely on our review of the M&A, the authorized share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each;

3.3	the issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated by the Resolutions and the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase "non-assessable" means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, in the absence of a contractual arrangement to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders);

3.4	when issued and paid for as contemplated by the Resolutions, the Registration Statement and the Additional Registration Statement and registered in the register of members of the Company, the Sale Shares will be validly issued, fully paid and non-assessable; and

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation dated 1 August 2022;

2	the register of members of the Company;

3	the register of directors of the Company;

4	the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by a special resolution passed on 21 November 2022 (the "M&A");

5	the written resolutions of the board of directors of the Company dated 27 September 2022, 21 November 2022, 30 June 2023, 24 November 2023 and 27 November 2023 respectively (the "Board Resolutions");

6	the written resolutions of the sole shareholder of the Company dated 21 November 2022 (the "Sole shareholder's Resolutions", together with the Board Resolutions are referred to as the "Resolutions");

7	the certificate of good standing of the Company dated 1 August 2024 issued by the Registry of Companies, Cayman Islands (the "Certificate of Good Standing");

8	the Additional Registration Statement dated 9 August 2024; and

9	the Registration Statement and subsequent amendment dated 30 June 2023, 5 September 2023, 5 October 2023, 24 October 2023, 16 November 2023, 22 November 2023 and 30 November 2023 respectively.